News Release

P. O. Box 1980
Winchester, VA  22604-8090
FOR IMMEDIATE RELEASE

Contact:	Glenn Eanes
Vice President and Treasurer
540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS AND DECLARES QUARTERLY DIVIDEND

WINCHESTER, Virginia (June 3, 2011) -- American Woodmark Corporation (NASDAQ: AMWD) today announced results for its fourth quarter and fiscal year ended April 30, 2011 (fiscal year 2011).

Net sales rose by 10% compared with the fourth quarter of the prior fiscal year to $124,230,000.  Net sales rose by 11% during the entire fiscal year 2011 to $452,589,000.

The Company generated a net loss of ($3.4 million) or ($0.24) per diluted share during the fourth quarter of fiscal year 2011, compared with a net loss of ($1.5 million) or ($0.11) per diluted share in the fourth quarter of its prior fiscal year.  The Company’s results from the fourth quarter of fiscal year 2011 included an adverse tax basis adjustment of $1.4 million, partially offset by a net-of-tax gain of $0.6 million that resulted from the sale of a building.  The Company’s results during the fourth quarter of its prior fiscal year included favorable income tax adjustments aggregating $0.9 million, and a net-of-tax insurance recovery of $0.8 million.  Excluding these non-recurring items in both periods, the Company’s net loss improved to ($2.6 million) or ($0.18) per diluted share in the fourth quarter of fiscal year 2011, from ($3.2 million) or ($0.22) per diluted share in the fourth quarter of fiscal year 2010.

The Company generated a net loss of ($20.0 million) or ($1.40) per diluted share during fiscal year 2011, compared with a net loss of ($22.3 million) or ($1.58) per diluted share in the prior fiscal year.  The Company’s results in the three- and twelve-month periods of the prior fiscal year included net-of-tax restructuring charges of $0.0 million and $1.7 million relating to cost reduction initiatives completed in the prior fiscal year. Exclusive of these charges, and of the fourth quarter items mentioned in the previous paragraph, the Company’s net loss improved to ($19.2 million) or ($1.35) per diluted share in fiscal year 2011, from ($22.3 million) or ($1.58) per diluted share in fiscal year 2010.

Gross profit for the fourth quarter of fiscal year 2011 was 13.2% of net sales, compared with 16.5% in the fourth quarter of the prior fiscal year.  Gross profit was 11.7% of net sales during the entire twelve months of fiscal year 2011, compared with 12.0% of net sales during the prior fiscal year.  The reduction in gross profit margin during the three- and twelve-month periods reflected the absence of the prior year’s insurance recovery, which improved gross margin in the prior year’s fourth quarter and entire fiscal year by 1.0% and 0.3% of net sales, respectively.  Gross margins were also adversely impacted by rising materials and freight costs and by increased sales promotion costs that were recorded as either reductions of sales or increases to cost of sales.  Somewhat offsetting these negatives, gross margins were also favorably impacted by labor efficiencies and by absorption of fixed overhead costs associated with higher sales volumes.

Selling, general and administrative costs were 16.5% of net sales in the fourth quarter of fiscal year 2011, improved from 19.9% of net sales in the fourth quarter of the prior fiscal year.  Selling, general and administrative costs were 18.5% of net sales for the entire fiscal year 2011, improved from 20.5% in the prior fiscal year.  The improvement in the Company’s operating expense ratio was driven by increased sales levels that enabled favorable leverage, combined with reductions in general and administrative expenses.

-MORE-

AMWD Announces Fourth Quarter Results and Declares Quarterly Dividend

June 3, 2011

The Company generated positive free cash flow (defined as cash provided by operating activities net of cash used for investing activities) of $4.3 million during the fourth quarter of fiscal year 2011, compared with negative free cash flow of ($2.1 million) in the fourth quarter of its prior fiscal year. The Company improved its free cash flow by nearly $18 million during fiscal year 2011, improving to positive free cash flow of $7.7 million during the entire fiscal year 2011, compared with negative free cash flow of ($10.2 million) in its prior fiscal year.

The Company also announced today a quarterly cash dividend of $0.09 per share to be paid on June 27, 2011, to shareholders of record on June 13, 2011.

American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets.  Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors.  The Company presently operates eleven manufacturing facilities and nine service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders.  The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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AMWD Announces Fourth Quarter Results and Declares Quarterly Dividend

June 3, 2011

AMERICAN WOODMARK CORPORATION

Unaudited Financial Highlights

(in thousands, except share data)

Operating Results

	Three Months Ended		Twelve Months Ended
	April 30		April 30
	2011	2010	2011	2010

Net Sales	$124,230	$112,407	$452,589	$406,540
Cost of Sales & Distribution	107,846	93,901	399,838	357,619
Gross Profit	16,384	18,506	52,751	48,921
Sales & Marketing Expense	15,057	14,886	61,034	56,935
G&A Expense	5,426	7,458	22,709	26,434
Restructuring Charges	7	72	62	2,808
Operating Loss	(4,106)	(3,910)	(31,054)	(37,256)
Interest & Other (Income) Expense	(948)	(146)	(1,094)	(201)
Income Tax Expense (Benefit)	230	(2,230)	(9,942)	(14,714)
Net Loss	$(3,388)	$(1,534)	$(20,018)	$(22,341)

Earnings Per Share:
Weighted Average Shares Outstanding - Diluted	14,283,033	14,173,450	14,251,917	14,146,133

Loss Per Diluted Share	$(0.24)	$(0.11)	$(1.40)	$(1.58)

Condensed Consolidated Balance Sheet

			April 30	April 30
			2011	2010

Cash & Cash Equivalents			$55,420	$53,233
Customer Receivables			31,067	27,524
Inventories			24,471	25,239
Other Current Assets			9,458	17,048
Total Current Assets			120,416	123,044
Property, Plant & Equipment			100,628	114,107
Restricted Cash			14,419	14,419
Other Assets			32,907	30,863
Total Assets			$268,370	$282,433

Current Portion - Long-Term Debt			$928	$893
Accounts Payable & Accrued Expenses			49,916	48,686
Total Current Liabilities			50,844	49,579
Long-Term Debt			24,655	25,582
Other Liabilities			38,906	31,954
Total Liabilities			114,405	107,115
Stockholders' Equity			153,965	175,318
Total Liabilities & Stockholders' Equity			$268,370	$282,433

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AMWD Announces Fourth Quarter Results and Declares Quarterly Dividend

June 3, 2011

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
	April 30
	2011	2010

Net Cash Provided by Operating Activities	$13,196	$1,292
Net Cash Used by Investing Activities	(5,466)	(11,467)
Free Cash Flow	7,730	(10,175)

Net Cash Used by Financing Activities	(5,543)	(19,413)
Net Increase/(Decrease) in Cash and Cash Equivalents	2,187	(29,588)
Cash and Cash Equivalents, Beginning of Period	53,233	82,821

Cash and Cash Equivalents, End of Period	$55,420	$53,233

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